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                                                                   EXHIBIT 10.40

                                                                      Appendix A

                         RULES OF USAGE AND DEFINITIONS


   The following rules of usage shall apply to this Appendix A and the Operative Agreements (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein:

   (a) Except as otherwise expressly provided, any definitions set forth herein or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

   (b) Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.

   (c) The headings, subheadings and table of contents used in any document are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provision thereof.

   (d) References to any Person shall include such Person, its successors and permitted assigns and transferees.

   (e) Except as otherwise expressly provided, reference to any agreement means such agreement as amended, modified, extended or supplemented from time to time in accordance with the applicable provisions thereof.

   (f) Except as otherwise expressly provided, references to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.

   (g) When used in any document, words such as "hereunder", "hereto", "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

   (h) References to "including" means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

   (i) Each of the parties to the Operative Agreements and their counsel have reviewed and revised, or requested revisions to, the Operative Agreements, and the usual rule


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  of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Operative Agreements and any amendments or exhibits thereto.


                                  Definitions

   "Acceleration" shall have the meaning assigned to such term in Article IX of the Credit Agreement.

   "Acquisition Advance" shall have the meaning assigned to such term in
Section 5.03 of the Participation Agreement.

   "Advance" shall mean a Construction Advance or an Acquisition Advance.

   "Affiliate" with respect to any Person, any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

   "Administrative Agent" shall mean PNC Bank, National Association, and its permitted successors and assigns, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Operative Agreements.

   "Agents" shall mean the Administrative Agent, the Syndication Agent and the Real Estate Administrative Agent and "Agent" shall mean any one of the foregoing; provided, however, that for purposes of receiving and giving all notices, making all decisions, exercising all remedies and in any other manner relating to the Project Loan Documents, the Security Documents, the Development Documents and the Leases and Lease Supplements, all references to the "Agent" shall be to the Real Estate Administrative Agent, and for purposes of all other Operative Agreements, all references to the "Agent" shall be to the Administrative Agent.

   "Agree" shall have the meaning assigned to such term in Section 14.01 of the Participation Agreement.

"Agree Lessor" shall have the meaning assigned to such term in Section 14.01 of the Participation Agreement.


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   "Agree LLC Agreement" shall have the meaning assigned to such term in
Section 14.04 of the Participation Agreement.

  "Agree LLC Pledge" shall have the meaning assigned to such term in Section
14.04 of the Participation Agreement.

   "Agree LLC Preferred Return" shall have the meaning assigned to such term in
Section 1.1 of each Agree Project Loan Agreement.

 "Agree Project" shall have the meaning assigned to such term in Section 14.01 of the Participation Agreement.

   "Agree Project Loan" shall have the meaning assigned to such term in Section
14.01 of the Participation Agreement.

   "Agree Project Loan Agreement" shall have the meaning assigned to such term in Section 14.02 of the Participation Agreement.

   "Agree SPC" shall have the meaning assigned to such term in Section 14.01 of the Participation Agreement.

   "Aggregate Commitment Amount" shall mean $250,000,000, as such amount may be increased or decreased pursuant to the Credit Agreement.

   "After Tax Basis" shall mean, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient (less any tax savings realized and the present value of any tax savings projected to be realized by the recipient as a result of the payment) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

 "Allocation Request" shall have the meaning assigned to such term in Section
4.03 of the Participation Agreement.

   "Annual Lease Financing Rent Expense" shall mean on any date the aggregate of all Lease Financing Rent Expense for the immediately preceding four consecutive Fiscal Quarters.

   "Annual Rent Expense" shall mean on any date the aggregate of all Rent Expense for the immediately preceding four consecutive Fiscal Quarters.

   "Annual Statements" shall have the meaning assigned to such term in Section 7.03(i) of the Participation Agreement.


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   "Appraisal Procedure" shall have the meaning given such term in Section 22.3 of a Lease.

   "Appurtenant Rights" shall mean (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Land or the Improvements, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Land.

   "Assignment of Contracts" shall mean, collectively, the Assignment of Contracts, dated as of each Property Closing Date, by the Owner Trustee in favor of the Real Estate Administrative Agent, substantially in the form of
Exhibit I to the Credit Agreement.

   "Assignment of Development Agency Agreement" shall have the meaning assigned to such term in Section 1.1 of each Project Loan Agreement.

 "Assignment of Lease" shall have the meaning assigned to such term in Section
1.1 of each Project Loan Agreement.

   "Authorized Officer" shall mean the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President-Finance, Vice President, Group Planning and Resource Management, Vice President, Planning or Treasurer of any Guarantor.

   "Available Commitments" shall mean, at any particular time, an amount equal to the difference between (a) the amount of the Commitments and (b) the sum of
(i) the aggregate amount of all Loans made pursuant to the Credit Agreement and
(ii) the aggregate amount of all Project Loans not yet advanced multiplied by 150%.

   "BBA shall have the meaning assigned to that term in the definition of Euro-Rate.

   "BPI" shall mean Borders Properties, Inc., a corporation organized and existing under the laws of the State of Delaware, and its permitted successors and assigns.

   "Bankers Trust" shall mean Bankers Trust Company, a banking corporation organized and existing under the laws of the State of New York, and its permitted successors and assigns.

   "Bankruptcy Code" shall mean Title 11 of the United States Code entitled

   "Bankruptcy," as now or hereafter in effect, or any successor thereto.

   "Base Rate" shall mean the greater of (i) the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged to commercial borrowers by the Administrative Agent, or


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(ii) the Federal Funds Effective Rate plus 1/2% per annum.  Such interest rate shall change automatically from time to time effective as of the effective date of each change, as determined by the Administrative Agent in its sole discretion.

   "Base Rate Borrowing Tranche" shall mean a Borrowing Tranche consisting of all Revolving Credit Loans to which a Base Rate Option applies.

   "Base Rate Option" shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.01(a)(i) of the Credit Agreement.

   "Basic Rent" shall mean, the sum of (i) the Project Loan Basic Rent and (ii) the Developer Basic Rent, calculated as of the applicable date on which Basic Rent is due.

   "Basic Term" shall have the meaning assigned to such term in Section 2.2 of each Lease.

   "Basic Term Expiration Date" shall mean the Maturity Date.

   "Benefit Arrangement" shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to, by the Company or any of its Subsidiaries.

   "Board" shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

   "Books, Etc." shall mean Books Etc. Limited, company number 1580771, organized and existing under the laws of the United Kingdom, and its permitted successors and assigns.

   "Borders" shall mean Borders, Inc., a corporation organized and existing under the laws of the State of Colorado, and its permitted successors and assigns.

   "Borders' Note" shall mean that certain promissory note in the original principal amount of $192,114,261, dated May 23, 1995, executed by Borders and payable to Walden and which has been assigned to WPI.

   "Borrower" shall mean Wilmington Trust Company, not in its individual capacity, except as expressly stated in the Operative Agreements, but solely as Owner Trustee.

   "Borrowing Date" shall mean with respect to any Loan, the date for the making thereof or the renewal or conversion thereof to the same or a different Interest Rate Option, which shall be a Business Day.


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   "Borrowing Request" shall have the meaning specified in Section 2.6 of each
Project Loan Agreement.

   "Borrowing Tranche" shall mean specified portions of Loans outstanding to the Borrower as follows: (i) any Loans to which a Euro-Rate Option applies and which have the same Interest Period shall constitute one Borrowing Tranche and
(ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

   "Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania, New York, New York, Wilmington, Delaware or Chicago, Illinois, and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London Interbank market.

   "Capitalized Lease" as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

   "Capitalized Lease Obligations" as applied to any Person, the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on the balance sheet of such Person prepared in accordance with GAAP.

   "Capitalized Rent Expense" shall mean an amount equal to four times the sum of Rent Expense and Lease Financing Rent Expense.

   "Casualty" shall mean, with respect to any Property, any damage or destruction of all or any portion of such Property as a result of a fire or other casualty.

   "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of-1980, 42 U.S.C. Section Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

   "Certifying Party" shall have the meaning specified in Section 27.1 of each Lease.

   "Change in Control" shall mean (a) the direct or indirect acquisition or ownership by any Person or any syndicate or other group formed or existing for the purpose of acquiring, holding or disposing of securities of the Company within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 of stock of the Company having in the aggregate more than 30% of the voting power in the general election of directors (including securities convertible by their terms into stock having such voting power) or (b) during any period of 12 consecutive calendar months, commencing on the Effective Date, an event or circumstance as a result of which those individuals (the "Continuing Directors") who (i) were directors of the Company on the first day of each such period or (ii) subsequently became directors of the Company and whose initial election or initial nomination


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for election subsequent to that date was approved by a majority of the
Continuing Directors then on the Board of Directors of the Company, cease to constitute a majority of the Board of Directors of the Company.

   "Claims" shall mean any and all obligations, liabilities, losses, actions, suits, penalties, claims, demands, costs and expenses (including, without limitation, reasonable attorney's fees and expenses) of any nature whatsoever.

   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

   "Collateral" all assets of the Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by the Security Documents.

   "Commencement Date" shall, with respect to each Project Loan, have the meaning assigned to such term in Section 1.1 of each Project Loan Agreement.

   "Commitment" as to any Lender at any date, the obligation of such Lender at such date to (a) make Revolving Credit Loans to the Borrower and (b) participate in Swing Loans made to the Borrower, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule II to the Credit Agreement in the column labeled "Amount of Commitment" as such Schedule may be amended or supplemented from time to time in accordance with the provisions of Section 12.08(a) of the Credit Agreement; collectively, as to all such Lenders, the "Commitments", in either case as such amounts may be reduced or terminated pursuant to Section
2.06 of the Credit Agreement or cancelled pursuant to Article IX of the Credit Agreement.

   "Company" shall mean Borders Group, Inc., a corporation organized and existing under the laws of the State of Michigan, and its permitted successors and assigns.

   "Completion" shall mean, with respect to any Improvements, such time as substantial completion of such Improvements has been achieved in accordance with the Plans and Specifications and in compliance with all material Legal Requirements and Insurance Requirements and otherwise in accordance with the Development Agreement.

   "Completion Guarantee" shall have the meaning assigned to such term in
Section 1.1 of each Project Loan Agreement.

   "Condemnation" shall mean any taking or sale of the use, access, occupancy, easement rights or title to any Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, any Property or alter


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the pedestrian or vehicular traffic flow to any Property so as to result in a change in access to such Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action.

   "Consent to Assignment" shall mean the Consent to Assignment of Leases and Rents in the form attached to each Assignment of Leases.

   "Consent to Assignment of Development Agency Agreement" shall mean the Consent to Assignment of Development Agency Agreement in the form attached to each Assignment of Development Agency Agreement.

   "Consolidated Cash Flow from Operations" shall mean for any period of determination shall mean the sum of Consolidated Net Income (excluding (i) extraordinary gains, but not losses, and (ii) income or loss of any Person in which the Company owns less than 50% of the shares of capital stock, partnership interests or membership interests), depreciation, amortization, interest expense, Rent Expense, Lease Financing Rent Expense and income tax expense, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP; provided, however, that there shall be excluded in calculating Consolidated Net Income any losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill not identified with impaired assets in accordance with Accounting Principles Board Opinion No. 17.

    "Consolidated Funded Indebtedness" shall mean as of any date of determination, the aggregate of the Indebtedness for borrowed money (including any Capitalized Lease Obligations and any Contingent Obligations in respect of borrowed money or Capitalized Lease Obligations of third Persons) of the Company and its Subsidiaries, all as determined and consolidated in accordance with GAAP, plus the amount of the Contingent Obligations arising under Article IX of the Guarantee.

   "Consolidated Net Income" shall mean for any period the aggregate of the net income of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

   "Consolidated Tangible Net Worth" shall mean as of any date of determination total stockholders' equity less intangible assets of the Company and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

   "Consolidated Total Capital" shall mean as of any date of determination the sum of (a) total stockholders' equity of the Company and its Subsidiaries as of such date determined and consolidated in accordance with GAAP, plus (b) Consolidated Funded Indebtedness.

   "Construction Advance" shall mean an advance of funds to pay Project Costs pursuant to any Project Loan Agreement.


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 "Construction Budget" shall have the meaning assigned to such term in Section
1.1 of each Project Loan Agreement.

   "Construction Budget Deficit" shall have the meaning assigned to that term in Section 2.3 of each Project Loan Agreement.

   "Construction Commencement Date" shall mean, with respect to a Property, the date on which construction of the Improvements on such Property commences pursuant to the Development Agreement.

   "Construction Period" shall mean, with respect to a Property, the period commencing on the Property Closing Date for such Property and ending on the earlier to occur of (a) the Interest Capitalization Termination Date and (b) the Completion of such Property.

   "Construction Project"  shall have the meaning assigned to such term in
Section 2.08 of the Participation Agreement.

   "Consulting Professional" shall have the meaning assigned to such term in
Section 1.1 of each Project Loan Agreement.

   "Contingent Obligations" shall mean as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person (other than, if the first Person is a Guarantor, another Guarantor) in any manner, whether directly or indirectly, including any agreement, undertaking or arrangement to indemnify or hold harmless any other Person (other than, if the first Person is a Guarantor, another Guarantor), any performance bond or other suretyship arrangement, any contingent agreement to purchase or provide funds for such liability or obligation, any comfort letter, any take-or-pay contract, and any other form of assurance against loss, except endorsements of negotiable or other instruments for deposit or collection in the ordinary course of business.

   "Contracts" shall have the meaning assigned to such term in Section 2(c) of each Assignment of Leases.

   "Contract Rents" shall have the meaning assigned to such term in Section 2(c) of each Assignment of Leases.

   "Contractual Obligations" shall have the meaning assigned to such term in
Section 1.1 of each Project Loan Agreement.

   "Control" shall mean (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.



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   "Corporate Credit Agreement" shall mean the Amended and Restated
Multicurrency Credit Agreement, dated as of March 28, 1995, and amended and restated as of October 17, 1997, by and among each Lessee, BGP (UK) Limited, the lenders party thereto, PNC Bank, National Association, as administrative agent thereunder, The First National Bank of Chicago, as syndication agent thereunder, and Bankers Trust Company, as real estate administrative agent thereunder as the same may be amended, supplemented or otherwise modified from time to time.

   "Credit Agreement" shall mean the Credit Agreement, dated as of the Effective Date, between the Owner Trustee, the Administrative Agent and the Lenders.

   "Credit Agreement Account" shall have the meaning assigned to such term in
Section 11.01(a) of the Credit Agreement.

   "Credit Agreement Default" shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Credit Agreement Event of Default.

   "Credit Agreement Event of Default" shall mean any event or condition defined as an "Event of Default" in Article IX of the Credit Agreement.

 "Credit Agreement Interest Rate" shall have the meaning specified in Section
1.1 of each Project Loan Agreement.

   "Credit Documents" shall mean the Credit Agreement, the Notes, the Guarantee and the Security Documents.

   "Default" shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

   "Developer" shall mean an entity chosen by a Lessee pursuant to the Participation Agreement to construct and develop a particular Construction Project.

   "Developer Certificate" shall have the meaning specified in Section 1.1 of each Project Loan Agreement.

   "Developer Basic Rent" shall mean the amount set forth in a Lease as "Developer Basic Rent."

   "Developer Equity" shall have the meaning specified in Section 1.1 of each Project Loan Agreement.

   "Developer Yield" shall have the meaning specified in Section 1.1 of each Project Loan Agreement.


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   "Development Agreement" shall mean a Development Agreement, dated as of each
Property Closing Date or the Construction Commencement Date, if later, between a Lessor and the Lessee substantially in the form of Exhibit E to the Participation Agreement.

   "Development Agency Agreement" shall have the meaning specified in Section
1.1 of each Project Loan Agreement.

   "Development Agreement Default" shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Development Agreement Event of Default.

   "Development Agreement Event of Default" shall mean any default by the Lessor under the Development Agreement, after the expiration of any notice and cure periods, if any.

   "Development Documents" shall mean the collective reference to the Architect's Agreement, the Development Agreement, the Development Agency Agreement, the Plans and Specifications and the Permits.

   "Distributions" shall have the meaning assigned to such term in Section
12.05 of the Guarantee.

   "Dollar Equivalent" shall mean with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

   "Dollars", "U.S. Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

   "Domestic Joint Venture" shall mean individually and "Domestic Joint Ventures" shall mean collectively any corporation, partnership, limited liability company, joint venture or other entity (i) organized under the laws of any state of the United States of America for the purpose of doing business primarily in the United States of America and (ii) in which the Company and its Subsidiaries own less than 50% of the capital stock, partnership interests, membership interests or other ownership interests.

   "Domestic Purchase" means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Company or any of its Subsidiaries (a) acquires (i) any ongoing business organized under the laws of any state of the United States of America for the purpose of doing business primarily in the United States of America or (ii) all or substantially all of the assets of any Person or division thereof which assets are located primarily in the United States of America, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) all or substantially all of the securities of a corporation organized under the laws of any state of the United States of America for the purpose of doing business primarily in the United States of America, which securities have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or all or substantially all (by percentage and voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company, in either case which partnership or limited liability company is organized under the laws of any state of the United States of America for the purpose of doing business primarily in the United States of America.

   "Domestic Subsidiary"shall mean individually and "Domestic Subsidiaries" shall mean collectively any Subsidiary of the Company organized under the laws of any state of the United States of America for the purpose of doing business primarily in the United States of America.

   "Effective Date" shall mean the effective date of the amendment and restatement of the Prior Agreement, which shall occur on October 17, 1997 or, if all the conditions specified in Article VII of the Credit Agreement have not been satisfied or waived by such date, not later than November 30, 1997, as designated by the Company by at least three (3) Business Days' advance notice to the Administrative Agent, or such other date as the Company and the Lenders agree. The closing on the Effective Date shall take place at 10:00 A.M., Chicago time, on the Effective Date at the offices of Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois 60606, or at such other time and place as the parties agree.

   "Environmental Audit" shall mean a phase one environmental audit of each Property to be acquired by a Lessor on any Property Closing Date.

   "Environmental Complaint" shall mean any written complaint (including but not limited to any complaint alleging a cause of action for personal injury or property damage or natural resource damage or equitable relief), order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by a Governmental Authority, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to any of the Environmental Laws or any Environmental Conditions, as the case may be.

   "Environmental Conditions" shall mean any conditions of the environment, including the work place, the ocean, natural resources (including flora or fauna), soil, surface water, ground water, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances.

   "Environmental Laws" shall mean all federal, state, local and foreign Laws and regulations, including permits, licenses, authorizations, bonds, orders, judgments, consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the work place.

   "Environmental Violation" shall mean any activity, occurrence or condition that violates or threatens to violate or results in or threatens to result in non-compliance with any Environmental Law.

   "Equipment" shall mean equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by using the proceeds of a Project Loan by the Lessee or the Lessor or the Developer and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of a Property, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, shelving, display cases, counters, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description; provided, however, that Equipment shall not include any inventory acquired by the Lessee in connection with a Property.

   "Equivalent Amount" shall mean, at any time, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"); (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Administrative Agent's spot selling rate (based on the market rates then prevailing and available to the Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

   "ERISA Group" shall mean, at any time, the Guarantors and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Guarantors, are treated as a single employer under Section 414 of the Internal Revenue Code.

   "Euro-Rate" shall mean with respect to the Loans comprising any Euro-Rate Borrowing Tranche for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upward to the nearest 1/100th of

1% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for Dollars quoted by British Bankers' Association ("BBA") as set forth on Dow Jones Market Service display page 3750 (or appropriate successor or, if BBA or its successor ceases to provide such quotes, a comparable replacement) at approximately 11:00 a.m. London time two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a Borrowing Date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Such Euro-Rate may also be expressed by the following formula:

                   Average of London interbank offered rates
                   on Dow Jones Market Service display page
    Euro-Rate =    3750 quoted by BBA or appropriate
                   successor
                   ------------------------------------------------
                   1.00 - Euro-Rate Reserve Percentage

  The Euro-Rate shall be adjusted with respect to any Euro-Rate Borrowing Tranche outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

   "Euro-Rate Borrowing Tranche" shall mean a Borrowing Tranche consisting of all Revolving Credit Loans to which the Euro-Rate Option applies and which have the same Interest Period.

   "Euro-Rate Margin" shall mean at any time, for any Revolving Credit Loans accruing interest at the Euro-Rate Option, a percentage equal to the greater of
(i) "Euro-Rate Margin" set forth in Schedule I to the Credit Agreement opposite the then-current Fixed Charge Coverage Ratio or (ii) the "Euro-Rate Margin" as defined in, and as then in effect under, the Corporate Credit Agreement.

   "Euro-Rate Option" shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.01(a)(ii) of the Credit Agreement.

   "Euro-Rate Reserve Percentage" shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Administrative Agent which is in effect during any relevant period, (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System; or (ii) to be maintained by a Lender as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.

   "Event of Default" shall mean a Lease Event of Default, a Development Agency Agreement Event of Default, a Project Loan Agreement Event of Default or a Credit Agreement Event of Default.

   "Excepted Payments" shall mean:

   (a) all indemnity payments (including indemnity payments made pursuant to Article XIII of the Participation Agreement), whether made by adjustment to Developer Basic Rent or otherwise, to which the Owner Trustee, the Trust Company, the Investor, or any of their respective Affiliates, agents, officers, directors or employees is entitled;

   (b) any amounts (other than Project Loan Basic Rent, Termination Value, or Purchase Option Price) payable under any Operative Agreement to reimburse the Owner Trustee, the Trust Company, the Investor, or any of their respective Affiliates (including the reasonable expenses of the Owner Trustee, the Trust Company, the Investor, incurred in connection with any such payment) for performing or complying with any of the obligations of any of the Lessees under and as permitted by any Operative Agreement;

   (c) any amount payable to the Investor by any transferee of the interest of the Investor as the purchase price of the Investor's interest in the Trust Estate (or a portion thereof);

   (d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies other than such proceeds or payments payable to the Administrative Agent;

   (e) any insurance proceeds under policies maintained by the Owner Trustee, the Trust Company, or the Investor other than such proceeds or payments which are payable to the Administrative Agent;

   (f) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Owner Trustee, the Trust Company or the Investor;

   (g) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (f) above; and

   (h) any rights of the Investor, the Owner Trustee, or the Trust Company to demand, collect, sue for or otherwise receive and enforce payment of any of the foregoing amounts.

   "Excepted Rights" shall mean the rights retained by each Lessor pursuant to
Section 9.3(a)(i) of each Project Loan Agreement and all right, title and interest of any such Lessor in the Shared Rights.

   "Excess Proceeds" shall have the meaning assigned to such term in Section
1.1 of each Project Loan Agreement.

   "Excess Sale Proceeds" shall have the meaning assigned to such term in
Section 9.1(b)(iv) of each Project Loan Agreement.

   "Facility" shall mean a facility used for the treatment, storage or disposal of Hazardous Substances.

   "Facility Fee" shall mean the fee referred to in Section 2.07(a) of the Credit Agreement.

   "Facility Fee Rate"   at any time shall mean a rate per annum equal to the
greater of (i) the "Facility Fee Rate" set forth on Schedule I to the Credit Agreement opposite the then-current Fixed Charge Coverage Ratio or (ii) the "Facility Fee Rate" as defined in, and as then in effect under, the Corporate Credit Agreement.

   "Fair Market Sales Value" shall mean, with respect to any Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of such Property. Fair Market Sales Value of any Property shall be determined based on the assumption that, except for purposes of Section 18.1 of each Lease, such Property is in the condition and state of repair required under Section 8.1 of each Lease and the Lessee is in compliance with the other requirements of the Operative Agreements.

   "Federal Funds Effective Rate" for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

   "Fee Letters" shall mean those certain letter agreements dated September 1997, between the Company and any or all of the Agents, and all other letter agreements between the Company and any party hereto under which the parties thereto designate that such letter agreement is a fee letter for purposes of the Operative Agreements, as the same may be supplemented or amended from time to time in accordance therewith.

   "Fees" shall mean the Facility Fee and any fees payable pursuant to the Fee Letters.

   "Financed Lease" shall mean a lease of real property, improvements on real property or real property and improvements thereon by the Company or any of its Subsidiaries entered into pursuant to the Participation Agreement.

   "Financial Projections"  shall have the meaning assigned to such term in
Section 7.03(i)(B) of the Participation Agreement.

   "Fiscal Quarter" shall mean the 13/14 week period commencing on the day after the last day of the preceding Fiscal Quarter and ending on the Sunday preceding the last Wednesday in each of April (first), July (second), October (third) and January (fourth) of each Fiscal Year.

   "Fiscal Year" shall mean the 52/53 week period commencing on the day after the last day of the preceding Fiscal Year and ending on the Sunday preceding the last Wednesday in January. By way of illustration, the Company's 1996 Fiscal Year ended January 26, 1997.

   "Fixed Charge Coverage Ratio" shall mean the ratio of Consolidated Cash Flow from Operations to Fixed Charges.

   "Fixed Charges" shall mean for any period of determination the sum of interest expense, Rent Expense, Lease Financing Rent Expense and scheduled principal installments on Indebtedness (as adjusted for prepayments, and including amortization payments under Capitalized Leases), in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

   "Fixtures" shall mean all fixtures relating to the Improvements, including all components thereof, located in or on the Improvements, together with all replacements, modifications, alterations and additions thereto.

   "Force Majeure Delay" shall have the meaning assigned to such term in
Section 1.1 of each Project Loan Agreement.

   "Force Majeure Event" shall mean any event beyond the control of the Developer, other than a Casualty or Condemnation, including, but not limited to, strikes, lockouts, adverse soil conditions, acts of God, adverse weather conditions, inability to obtain labor or materials, governmental activities, civil commotion and enemy action; but excluding any event, cause or condition that results from the Developer's or Lessee's financial condition.

   "Foreign Joint Venture" shall mean individually and "Foreign Joint Ventures" shall mean collectively any corporation, partnership, limited liability company, joint venture or other entity (i) organized under the laws of any jurisdiction other than a state of the United States of America or formed primarily for the purpose of doing business outside of the United States of America and (ii) in which the Company and its Subsidiaries own less than 50% of the capital stock, partnership interests, membership interests or other ownership interests.

   "Foreign Purchase" means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Company or any of its Subsidiaries (a) acquires (i) any ongoing business organized under the laws of any jurisdiction other than a state of the United States of America or formed primarily for the purpose of doing business outside the United States of America or (ii) all or substantially all of the assets of any Person or division thereof are located outside the United States of America, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) all or substantially all of the securities of a corporation organized under the laws of any jurisdiction other than a state of the United States of America or formed primarily for the purpose of doing business outside the United States of America, which securities have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or all or substantially all (by percentage and voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company, in either case which partnership or limited liability company is organized under the laws of any jurisdiction other than a state of the United States of America or formed primarily for the purpose of doing business outside the United States of America.

   "Foreign Subsidiary" shall mean individually and "Foreign Subsidiaries" shall mean collectively any Subsidiary of the Company organized under the laws of any jurisdiction other than a state of the United States of America or formed primarily for the purpose of doing business outside the United States of America.

   "Fulfillment" shall mean Borders Fulfillment, Inc., a corporation organized and existing under the laws of the State of Delaware, and its permitted successors and assigns.

   "GAAP" shall mean generally accepted accounting principles as are in effect in the United States of America from time to time, subject to the provisions of
Section 1.02 of the Guarantee, and applied on a basis consistent with the Historical Statements both as to classification of items and amounts.

   "Governmental Action" shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Legal Requirement, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of any Property.

   "Governmental Authority" shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

   "Ground Lease" shall mean a ground lease, in form and substance acceptable to the Real Estate Administrative Agent and its counsel, between a Lessor, as ground lessee, and the owner of the fee interest in the Land, as ground lessor.

   "Ground Lessor" shall mean the ground lessor under a Ground Lease.

   "Guarantee" shall mean the guarantee to be executed and delivered by each Guarantor, substantially in the form of Exhibit F to the Credit Agreement.

   "Guarantors" shall mean the collective reference to the Lessees and such other direct and indirect subsidiaries of the Company as shall have executed and delivered the Guarantee or a letter agreement pursuant to the provisions of
Section 11.12 of the Guarantee or the definition of "Unrestricted Subsidiary."

   "Hazardous Activity" shall mean any activity, process, procedure or undertaking that directly or indirectly (i) produces, generates or creates any Hazardous Substance, (ii) causes or results in (or threatens to cause or result in) the Release of any Hazardous Substance into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any Hazardous Substance, or (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

   "Hazardous Condition" shall mean any condition that violates or threatens to violate, or that results in or threatens noncompliance with, any Environmental Law.

   "Hazardous Substance" shall mean any of the following: (i) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; (ii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste, or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety; or (iii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

   "Historical Statements"  shall have the meaning assigned to such term in
Section 7.03(i) of the Participation Agreement.

   "Impositions" shall mean, except to the extent described in the following sentence, any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings ("Taxes") (including (i) real and personal property taxes, including personal property taxes on any property covered by a Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, privilege and doing business taxes, license and registration fees; and (vi) assessments on any Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Federal, state, city, county or local authority upon or with respect to (a) any Property or any part thereof or interest therein; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on, delivery, insuring, use, operation, improvement, transfer of title, return or other disposition of such Property or any part thereof or interest therein; (c) the Notes or the Project Loan Notes or other indebtedness with respect to any Property or any part thereof or interest therein; (d) the rentals, receipts or earnings arising from any Property or any part thereof or interest therein; (e) the Operative Agreements or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to any Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract (including the Agency Agreement) relating to the construction, acquisition or delivery of any Improvements or any part thereof or interest therein; (h) the issuance of the Notes or the Project Loan Notes; or (i) otherwise in connection with the transactions contemplated by the Operative Agreements.

                 The term "Imposition" shall not mean or include:

                 (i) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, rental, value added, transfer or property taxes) that are imposed on a Tax Indemnitee by the United States federal government that are based on or measured by the net income (including taxes based on capital gains and minimum taxes) of such Person; provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

                 (ii) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, rental, value added, transfer or property taxes) that are imposed by any state or local jurisdiction or taxing authority within any state or local jurisdiction and that are based upon or measured by the gross or net income or gross or net receipts (including any minimum taxes, withholding taxes or taxes on or measured by capital, net worth, excess profits or items of tax preference or taxes that are capital stock, franchise or doing business taxes) except that this clause (ii) shall not apply to (and thus shall not exclude) any such Taxes imposed on a Tax Indemnitee by the state (or any local taxing authority thereof or therein) where any Property is located, possessed or used under each Lease; provided that this clause (ii) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

                 (iii) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs after the termination of a Lease with respect to a Property (but not any Tax or imposition that relates to any period prior to the termination of each Lease);

                 (iv) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of
         Section 13.02(g) of the Participation Agreement;

                 (v) any interest or penalties imposed on a Tax Indemnitee as a result of the failure of such Tax Indemnitee to file any return or report timely and in the form prescribed by law or to pay any Tax or imposition, except to the extent such failure is a result of a breach by such Tax Indemnitee of its obligations under Section 13.02 of the Participation Agreement; provided that this clause (v) shall not apply (x) if such interest or penalties arise as a result of a position taken (or requested to be taken) by the Lessee in a contest controlled by the Lessee under Section 13.02(g) of the Participation Agreement or (y) to any such interest or penalties that result from such Tax Indemnitee's complying with the reporting procedures set forth in Section 13.02(d) of the Participation Agreement;

                 (vi) any Taxes or impositions imposed on a Lessor that are a result of a Lessor not being considered a "United States person" as defined in Section 7701(a) (30) of the Code;

                 (vii) any Taxes or impositions that are enacted or adopted by their express terms as a substitute for any Tax that would not have been indemnified against pursuant to the terms of Section 13.02 of the Participation Agreement;

                 (viii) any Taxes which are imposed on a Tax Indemnitee as a result of a breach of a covenant or representation by such Tax Indemnitee in any Operative Agreement (unless caused by the Lessee's breach of its representations, warranties and covenants) or as a result of the gross negligence or wilful misconduct of such Tax Indemnitee itself (as opposed to gross negligence or wilful misconduct imputed to such Tax Indemnitee), but not Taxes imposed as a result of ordinary negligence of such Tax Indemnitee;

                 (ix) any Taxes or impositions imposed on a Lessor to the extent that such Taxes are actually reimbursed to such Lessor by another Person other than an Affiliate of such Lessor;

                 (x) any Taxes or impositions imposed upon a Lessor with respect to any voluntary transfer, sale, financing or other voluntary disposition by a Lessor (other than a transfer contemplated and permitted by the Operative Agreements, including any transfer in connection with (1) the exercise by the Lessee of its Purchase Option,
         (2) the occurrence of a Lease Event of Default, a Credit Agreement Event of Default, or a Project Loan Agreement Event of Default, or (3) a Casualty or Condemnation affecting any Property) of any interest in any Property or any interest in, or created pursuant to, the Operative Agreements or any voluntary transfer of any interest in a Lessor (other than in connection with the existence of a Lease Event of Default, a Project Loan Agreement Event of Default or a Credit Agreement Event of Default) or any involuntary transfer of any of the foregoing interests resulting from the bankruptcy or insolvency of a Lessor (other than in connection with the existence of a Lease Event of Default or a Credit Agreement Event of Default);

                 (xi)     any gift or inheritance Taxes;

                 (xii) any Taxes or impositions imposed on a Tax Indemnitee, to the extent such Tax Indemnitee actually receives a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified hereunder (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);

                 (xiii) any Tax or imposition to the extent that such Tax or imposition is imposed on a Tax Indemnitee in respect of a transaction or business in the jurisdiction imposing such Tax other than the transactions arising out of the Operative Agreements; or

                 (xiv) any Tax or imposition imposed on a direct or indirect transferee, successor or assign of a Lessor to the extent of the excess of such Taxes over the amount of such Taxes that would have been imposed had there not been a transfer by the original Lessor of an interest arising under the Operative Agreements; provided that there shall not be excluded under this clause (xiv) any such Tax or imposition if such direct or indirect transferee, successor or assign of a Lessor acquired its interest as a result of a transfer in connection with a Lease Event of Default, a Project Loan Agreement Event of Default or a Credit Agreement Event of Default; provided, further, that there shall not be excluded under this clause (xiv) any amount necessary to make any payment on an After Tax Basis.

Any Tax or imposition excluded from the defined term "Imposition" in any one of the foregoing clauses (i) through (xiv) shall not be construed as constituting an Imposition by any provision of any other of the aforementioned clauses.

                 "Impositions Indemnitee" shall mean each Person entitled to indemnification under Article XIII of the Participation Agreement and their respective successors, assigns, directors, participants, shareholders, partners, officers, employees, agents and Affiliates.

                 "Improvements" shall mean all buildings, structures, Fixtures, Equipment, and other improvements of every kind existing at any time and from time to time (including those constructed pursuant to a Development Agreement or a Development Agency Agreement) on or under the Land, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time.

                 "Indebtedness" shall mean as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement or repurchase obligations under any letter of credit, note or accounts receivable financing arrangement, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) Capitalized Lease Obligations, (v) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (vi) any other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (vii) any Contingent Obligation in respect of borrowed money or Capitalized Lease Obligations of another Person.

                 "Indemnified Person" shall mean the Trust Company, in its individual capacity and its trust capacity, the Agents, the Investor, the Lenders and their respective successors, assigns, participants, directors, shareholders, partners, officers, employees, agents and Affiliates.

                 "Ineligible Security" shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

                 "Initial Construction Advance" shall mean any initial Advance under a Project Loan Agreement to pay for: (i) Project Costs for construction or demolition of the Improvements on any Property; (ii) the Project Costs of restoring or repairing any Property which is required to be restored or repaired in accordance with Section 11.1 of each Lease; and (iii) the costs of any Modifications in accordance with Section 12.1 of each Lease.

                 "Insolvency Proceeding" shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Company or any of its Subsidiaries or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors undertaken under any Law.

                 "Insurance Requirements" shall mean all terms and conditions of any insurance policy either required by a Lease to be maintained by the Lessee or required by the Development Agency Agreement to be maintained by the Developer, and all requirements of the issuer of any such policy.

                 "Interest Capitalization Termination Date" shall, with respect to each Project, have the meaning assigned to such term in Section 1.1 of the relevant Project Loan Agreement.

                 "Interest Payment Date" shall mean each date specified for the payment of interest in Section 5.03 of the Credit Agreement.

                 "Interest Period" shall mean with respect to a Euro-Rate Borrowing Tranche, a period of one month commencing on a Business Day selected by the Owner Trustee pursuant to the Credit Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one month thereafter; provided, however, that if there is no such numerically corresponding day in such next succeeding month, such Interest Period shall end on the last Business Day of such next succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

                 "Interest Rate Option" shall mean any Euro-Rate Option or Base Rate Option.

                 "Interim Statements" shall have the meaning assigned to such term in Section 7.03(i) of the Participation Agreement.

                 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

                 "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

                 "Investments" shall have the meaning assigned to such term in
Section 12.04 of the Guarantee.

                 "Investor" shall mean SAM Project Funding Corp. I, a corporation organized and existing under the laws of the State of Delaware, and its permitted successors and assigns.

                 "Joint Venture" shall mean any Foreign Joint Venture or Domestic Joint Venture, and "Joint Ventures" shall mean all Foreign Joint Ventures and Domestic Joint Ventures.

                 "Kmart" shall mean Kmart Corporation, a corporation organized and existing under the laws of the State of Michigan.

                 "Kmart Agreements" shall mean the Kmart Indemnity, the Kmart Intercompany Agreement, the Kmart Registration Rights Agreement and the Kmart Tax Agreement.

                 "Kmart Indemnity" shall mean that certain Lease Guaranty, Indemnification and Reimbursement Agreement, dated May 24, 1995, entered into by the Company and/or one or more of the other Guarantors, on the one hand, and Kmart, on the other hand, as the same may be amended, supplemented or otherwise modified from time to time subject to Section 12.18 of the Guarantee.

                 "Kmart Intercompany Agreement" shall mean that certain Intercompany Agreement, dated May 24, 1995, entered into by the Company, on the one hand, and Kmart, on the other hand, as the same may be amended, supplemented or otherwise modified from time to time subject to Section 12.18 of the Guarantee.

                 "Kmart Registration Rights Agreement" shall mean that certain Registration Rights Agreement, dated May 24, 1995, entered into by the Company, on the one hand, and Kmart, on the other hand, as the same may be amended, supplemented or otherwise modified from time to time subject to Section 12.18 of the Guarantee.

                 "Kmart Tax Agreement" shall mean that certain Tax Allocation and Indemnification Agreement, dated May 24, 1995, entered into by the Company, on the one hand, and Kmart, on the other hand, as the same may be amended, supplemented or otherwise modified from time to time subject to Section 12.18 of the Guarantee.

                 "Labor Contracts" shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements between the Company or Subsidiary of the Company and its employees.

                 "Land" shall mean a Property consisting of the parcel of real property described on Schedule 1 of a Lease for such Land and all Appurtenant Rights attached thereto.

                 "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Governmental Authority.

                 "Lease" shall mean a Lease, dated as of a Property Closing Date, between a Lessor and one of the Lessees in the form of Exhibit G to the Participation Agreement.

                 "Lease Commencement Date" for a particular Lease shall mean the Effective Date (as defined in the particular Lease) for the Property subject to such Lease.

                 "Lease Default" shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

                 "Lease Event of Default" shall have the meaning given to such term in Section 18.1 of each Lease.

                 "Lease Financing Payment" shall mean any payment by the Company or any of its Subsidiaries (i) under the Guarantee in respect of Contingent Obligations described in Section 12.03(h) of the Guarantee (other than in respect of Basic Rent), (ii) to purchase or otherwise acquire all or any portion of any Property subject to any Financed Lease, including, without limitation, all payments pursuant to the exercise by the Company or any of its Subsidiaries of any Purchase Option, or (iii) that constitutes a payment of the Termination Value or the Maximum Residual Guarantee Amount.

                 "Lease Financing Rent Expense" shall mean all Basic Rent payable by the Company and its Subsidiaries, as lessee or sublessee under a Lease.

                 "Lease Rents" shall have the meaning given to such term in each Assignment of Leases.

                 "Lease Supplement" shall mean a Lease Supplement in the form of Exhibit K to the Participation Agreement, whereby a Lessor agrees to lease the Improvements located or to be located upon the Land to the applicable Lessee.

                 "Legal Requirements" shall mean all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting any Property, any Improvements or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to any Property or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42

U.S.C. Section 12101 et. seq. and any other similar Federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting any Property, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section 13.2 of each Lease.

                 "Lender Financing Statements" shall mean UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to perfect a security interest in favor of the Real Estate Administrative Agent in the Equipment located on a Property or in any Improvements on a Property.

                 "Lenders" shall mean the several banks and other financial institutions from time to time party to the Credit Agreement.

                 "Lending Office" shall mean, with respect to each Lender, the office(s) specified for such Lender in Schedule II of the Credit Agreement or such other office(s) as such Lender may specify in writing to the Administrative Agent.

                 "Lessees" shall mean, collectively, the Company, Borders, Walden, BPI and WPI.

                 "Lessor" or "Lessors" shall have the meaning assigned to such terms in Section 2.01 of the Participation Agreement and shall include an "Agree Lessor" unless otherwise indicated.

                 "Lessor Default" shall have the meaning assigned to such term in Section 5.06 of the Participation Agreement.

                 "Lessor Financing Statements" shall mean UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect a Lessor's interest under a Lease to the extent such Lease is a security agreement.

                 "Lessor Lien" shall mean any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against a Lessor, Agree SPC or Developer, (b) any act or omission of a Lessor, Agree SPC or Developer which is not required by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (c) any claim against a Lessor, Agree SPC or a Developer with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify Lessor, Agree SPC or a Developer or (d) any claim against a Lessor, Agree SPC or a Developer arising out of any transfer by a Lessor of all or any portion of the interest of a Lessor in a Property , or a transfer by the Investor of its interest in the Trust Estate or the Operative Agreements other than the transfer of title to or possession of any Properties by a Lessor pursuant to and in accordance with a Lease, the Credit Agreement, the Project Loan Agreement or the

Participation Agreement or pursuant to the exercise of the remedies set forth in Article XVIII of a Lease.

                 "Leverage Ratio" shall mean the ratio (expressed as a percentage) of Consolidated Funded Indebtedness to Consolidated Total Capital.

                 "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                 "Limited Recourse Amount" with respect to each Property, shall have the meaning assigned to such term in Section 22.1. of the applicable Lease.

                 "Loans" and "Loan" shall mean the collective reference to all Revolving Credit Loans and Swing Loans or separately, any Revolving Credit Loan or Swing Loan.

                 "Marketing Period" shall mean, if the Lessee has not given Purchase Notice in accordance with Section 21.1 of a Lease, the period commencing on the date twelve months prior to the Maturity Date and ending on the Maturity Date.

                 "Material Adverse Effect" shall mean (a) a material adverse effect upon the validity or enforceability of any of the Operative Agreements,
(b) a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (c) a material impairment of the ability of any Guarantor or the Company and its Subsidiaries taken as a whole to duly and punctually pay or perform its or their Indebtedness, or (d) a material impairment of the ability of any of the Agents or any of the Lenders, to the extent permitted, to enforce its legal remedies pursuant the Credit Agreement, the Project Loan Documents or any other Operative Agreement.

                 "Maturity Date" shall mean October 16, 2002, or such later date if such date is extended in accordance with the terms of the Credit Agreement.

                 "Maturity Date Property Cost" shall mean the aggregate amount of the Property Cost for all Properties as of the Maturity Date.

                 "Maximum Purchase Option Amount" shall mean sixty percent (60%) of the highest aggregate amount of the Maximum Property Cost at any time prior to the Maturity Date.


                 "Maximum Property Cost" shall mean the aggregate amount of the Property Costs for the Properties subject to Leases as of the determination date.

                 "Maximum Residual Guarantee Amount" shall mean an amount equal to the product of the principal amount of the Project Loan allocated to a Property times the applicable Modified Tranche A Percentage or Percentages for such Property.

                 "Memorandum of Lease" shall have the meaning specified in
Section 32.7 of each Lease.

                 "Memorandum of Ground Lease" shall mean a memorandum of ground lease executed by the applicable Lessor and Ground Lessor on a Property Closing Date to record the pertinent terms of a Ground Lease.

                 "Modification Amount" shall have the meaning assigned to such term in Section 2.02(b) of the Credit Agreement.

                 "Modification Date" shall have the meaning assigned to such term in Section 2.02(b) of the Credit Agreement.

                 "Modifications" shall have the meaning specified in Section
12.1 of each Lease.

                 "Modified Tranche A Percentage" shall mean at any date of determination, (i) with respect to any Property consisting of Improvements or Land and Improvements, if the cost of the Land (as shown on the Property Closing Certificate) is less than 25% of the Property Cost, the maximum percentage of the principal amount of the Project Loan in respect of such Property which may be allocated to Tranche A Loans as of such date without causing the Lease to be treated as a Capitalized Lease for the purposes of Statement of Financial Accounting Standards (SFAS) No. 13, as determined in good faith by the applicable Lessee, or any greater percentage specified by the applicable Lessee by written notice to the Administrative Agent as constituting the "Modified Tranche A Percentage" with respect to such Property, (ii) with respect to any Property consisting of Land, the cost of which is greater than or equal to 25% of the Property Cost, 100% and (iii) with respect to any Property which is an Agree Project, 100%; provided that in no event shall the Modified Tranche A Percentage be less than 80%.

                 "Modified Tranche B Percentage" shall mean at any date of determination, with respect to any Property consisting of Improvements, a percentage equal to 100% minus the Modified Tranche A Percentage then in effect with respect to such Property.

                 "More Restrictive Provisions" shall have the meaning assigned to such term in Section 11.10 of the Guarantee.

                 "Mortgage" shall mean, with respect to any Property, a Mortgage and Security Agreement substantially in the form attached as Exhibit D-2 to each

Project Loan Agreement or a Deed of Trust and Security Agreement substantially in the form attached as Exhibit D-2 to each Project Loan Agreement, in each case made by the applicable Lessor in favor of the Owner Trustee in order to create a first priority mortgage lien on such Property.

                 "Multiemployer Plan" shall mean any employee benefit plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any member of the ERISA Group is then making or accruing an obligation to make contributions or at any time in the past has made or had an obligation to make such contributions.

                 "Multiple Employer Plan" shall mean a Plan which has two or more contributing sponsors (including the Company or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

                 "Net Proceeds" shall mean all amounts paid in connection with any Casualty or Condemnation, and all interest earned thereon, less the reasonable expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Real Estate Administrative Agent or Lessor are entitled to be reimbursed pursuant to a Lease.

                 "Net Sale Proceeds Shortfall" shall mean the amount by which the proceeds of a sale described in Article XXI of a Lease (net of all expenses of sale) are less than the Limited Recourse Amount with respect to any Property if it has been determined that the Fair Market Sales Value of the Property at the expiration of the term of such Lease has been impaired by greater than expected wear and tear during the term of such Lease.

                 "Note Put Agreements" shall mean those certain Note Put Agreements, dated as of November 10, 1994, by and among Kmart, the Company and National Tenant Finance Corporation, as such documents may be amended, supplemented or otherwise modified from time to time subject to Section 12.18 of the Guarantee.

                 "Notes" shall mean the collective reference to the Tranche A Notes, the Tranche B Notes and Swing Notes.

                 "Obligations" shall mean any obligation or liability of the Borrower (including any obligation or liability which accrues after the commencement of any Insolvency Proceeding or would accrue but for the operation of Law, whether or not allowed or allowable as a claim in such Insolvency Proceeding) to any of the Agents or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with the Credit Agreement or any other Credit Document.

                 "Officer's Certificate" shall mean a certificate signed by any individual holding the office of vice president or higher, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

                 "Operative Agreements" shall mean the following:

                 (a)         the Participation Agreement;
                 (b)         the Notes;
                 (c)         the Project Loan Note;
                 (d)         each Lease;
                 (e)         each Lease Supplement;
                 (f)         each Assignment of Lease;
                 (g)         each Reassignment of Leases and Rents;
                 (h)         each Consent to Assignment;
                 (i)         the Credit Agreement;
                 (j)         each Project Loan Agreement;
                 (k)         each Agree Project Loan Agreement;
                 (l)         each Ground Lease, if applicable;
                 (m)         each Mortgage;
                 (n)         each Agree LLC Pledge;
                 (o)         each UCC Financing Statement;
                 (p)         each Completion Guarantee;
                 (q)         each Assignment of Development Agency Agreement;
                 (r)         each Development Agency Agreement;
                 (s)         the Guarantee;
                 (t)         the Security Agreement;
                 (u)         each Assignment of Contracts; and
                 (v)         the Trust Agreement.

                 "OnLine, Inc." shall mean a corporation organized and existing under the laws of the State of Delaware, and its permitted successors and assigns.

                 "Other Leases" shall have the meaning assigned to such term in
Section 2(b) of each Assignment of Leases.

                 "Other Lease Rents" shall have the meaning assigned to such term in Section 2(b) of each Assignment of Leases.

                 "Outlet, Inc." shall mean a corporation organized and existing under the laws of the State of Colorado, and its permitted successors and assigns

                 "Outside Completion Date" shall have the meaning assigned to such term in Section 1.1 of each Project Loan Agreement; provided that such date is prior to the date which is one month prior to the Maturity Date.

                 "Overdue Interest" shall mean any interest payable pursuant to Section 4.06 of the Credit Agreement.

                 "Overdue Interest Rate" shall mean the interest rate described in Section 4.06 of the Credit Agreement.

                 "Owner Trustee" shall mean Wilmington Trust Company, not in its individual capacity, except as expressly stated in the Operative Agreements, but solely as Owner Trustee under the Trust Agreement.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

                 "Participant" shall have the meaning assigned to such term in
Section 12.08(b) of the Credit Agreement.

                 "Participation Agreement" shall mean the Amended and Restated Participation Agreement, dated as of November 22, 1995 and amended and restated as of October 17, 1997, among the Lessees, the Owner Trustee, the Lenders, the Investor and the Agents.

                 "Partnership Interests" shall have the meaning assigned to such term in Section 7.03(c) of the Participation Agreement.

                 "Payment Date" shall mean any Interest Payment Date.

                 "Permitted Exceptions" shall mean:

                 (i)         Liens of the types described in clauses (i), (ii),
         (v) and (viii) of the definition of Permitted Liens;

                 (ii)        Liens for Taxes not yet due and payable; and

                 (ii) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Developer or the Lessees, do not materially impair the use of the Property for its intended purpose.

                 "Permitted Investments" shall mean:

                 (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

                 (ii) commercial paper maturing in 180 days or less rated not lower than A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. on the date of acquisition;

                 (iii) demand deposits, time deposits or certificates of deposit maturing within one year in any Lender or any commercial bank whose commercial paper (or that of its parent corporation) is rated not lower than A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. on the date of acquisition;

                 (iv) adjustable rate preferred stock with an express (or implied) rating not lower than A by Standard & Poor's Corporation or A by Moody's Investors Service, Inc. on the date of acquisition; and

                 (v) investments in any investment company registered under the Investment Company Act of 1940, as amended (or any series thereof) (A) that prices its shares in accordance with Rule 2a-7 under such Act, (B) which holds at least ninety percent (90%) of its assets in the investments itemized in (i) through (iv) above, and (C) which has net asset value exceeding $100,000,000 on the date of acquisition.

                 "Permitted Joint Venture Activity" shall mean (i) any Investment by the Company or any Unrestricted Subsidiary that is a Domestic Subsidiary in any Joint Venture or any Contingent Obligations of the Company or any Unrestricted Subsidiary that is a Domestic Subsidiary in respect of any Indebtedness of any Joint Venture, provided that the aggregate amount of all such Investments and Contingent Obligations does not at any time exceed 15% of Consolidated Tangible Net Worth, determined as of the last day of the Fiscal Quarter most recently ended and (ii) any Contingent Obligations of the Company or any Unrestricted Subsidiary that is a Domestic Subsidiary, or Indebtedness of the Company or any Unrestricted Subsidiary that is a Domestic Subsidiary constituting reimbursement obligations under letters of credit, relating to leases executed, as lessee, by a Joint Venture, provided, that the portion of such Contingent Obligations and Indebtedness which constitutes current liabilities determined and consolidated in accordance with GAAP is limited to lease payments (whether such amounts are fixed or percentage rent, fees, costs, accelerated payment requirements or otherwise) not in excess of an aggregate of $15,000,000 in any Fiscal Year with respect to all Joint Ventures.

                 "Permitted Lease Contingent Obligations" shall mean all guarantees, sureties or other forms of secondary liability in respect of real property leases which have been assigned (which term shall also include new leases entered into between the landlord and a third Person in respect of real property being vacated by any of the Guarantors) by any of the Guarantors or any Subsidiary of any of the Guarantors to any Person (other than any of the Guarantors or any such Subsidiary), the terms of which assignment, or the landlord's consent therefor, or of any such guarantee, surety or other agreement or instrument, require any of the Guarantors or such Subsidiary to remain liable for rent and other performance in respect of the assigned lease.

                 "Permitted Liens" shall mean:

                             (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

                            (ii) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions or other social security programs;

                           (iii)  Liens of mechanics, materialmen,
                 warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

                            (iv) pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                             (v)  encumbrances consisting of zoning
                 restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such Property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

                            (vi) Liens on property leased by the Company or any Subsidiary of the Company under Capitalized Leases permitted under the Guarantee securing obligations of the Company or any such Subsidiary to the lessor under such Capitalized Leases;

                           (vii)  any Lien existing on the date of this
                 Agreement and described on Schedule 1 to the Guarantee; provided that the principal amount secured thereby is not hereafter increased and no additional assets become subject to such Lien;

                          (viii)  Purchase Money Security Interests;

                            (ix) the following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case individually or in the aggregate, they could not reasonably be expected to have a Material Adverse Effect;

                                  (1)  Liens for taxes, assessments or similar
                             charges due and payable and subject to interest or penalty, provided that the Company maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien and is otherwise conducted in accordance with the provisions of the Participation Agreement;

                                  (2)  Liens upon, and defects of title to,
                             Property, including any attachment of Property or other legal process prior to adjudication of a dispute on the merits; or

                                  (3)  Liens of mechanics, materialmen,
                             warehousemen, carriers, or other statutory nonconsensual Liens;

                             (x) Liens on assets of the Guarantors securing
                 Indebtedness of the Company and its Subsidiaries incurred to refinance the Contingent Obligations arising under the Guarantee as permitted by Section 12.03(g) of the Guarantee; provided, however, that such Liens may only attach to the property previously subject to the Lease being refinanced; and

                            (xi)  Liens on assets of the Company and its
                 Subsidiaries not otherwise permitted by clauses (i) through
                 (x) above, so long as any Indebtedness secured thereby is permitted under the terms of Section 12.01 of the Guarantee and the aggregate fair market value of all property secured by such Liens does not at any time exceed 5% of Consolidated Tangible Net Worth (determined as of the last day of the Fiscal Quarter most recently ended).

                 "Permitted Restricted Subsidiary Activity" shall mean (i) any Investment by the Company or any Unrestricted Subsidiary which is a Domestic Subsidiary in any Restricted Subsidiary or any Contingent Obligations of the Company or any Unrestricted Subsidiary which is a Domestic Subsidiary in respect of any Indebtedness of any Restricted Subsidiary, provided that (a) the aggregate amount of all such Investments and Contingent Obligations does not at any time exceed 20% of Consolidated Tangible Net Worth, determined as of the last day of the Fiscal Quarter most recently ended and (b) the aggregate amount of all such Investments and Contingent Obligations made by the Company or any Unrestricted Subsidiary which is a Domestic Subsidiary with respect to any Restricted Subsidiary which is a Foreign Subsidiary and does not exceed 15% of Consolidated Tangible Net Worth, determined as of the last day of the Fiscal Quarter most recently ended and (ii) any Contingent Obligations of the Company or any Unrestricted Subsidiary which is a Domestic Subsidiary, or Indebtedness of the Company or any Unrestricted Subsidiary which is a Domestic Subsidiary constituting reimbursement obligations under letters of credit, relating to leases executed, as lessee, by a Restricted Subsidiary, provided, that, the portion of such Contingent Obligations and Indebtedness which constitutes current liabilities determined and consolidated in accordance with GAAP is limited to lease payments (whether such amounts are fixed or percentage rent, fees, costs, accelerated payment requirements or otherwise) not in excess of an aggregate of $15,000,000 in any Fiscal Year with respect to all Restricted Subsidiaries.

                 "Permitted Sutro Refinancing Indebtedness" shall mean Indebtedness of the Company or any other Guarantor which is incurred solely to pay obligations of the Company under Section 2.2 of any of the Note Put Agreements.

                 "Permits" shall have meaning assigned to such term in Section
1.1 of each Project Loan Agreement.

                 "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint- stock company, trust, unincorporated organization, governmental authority or any other entity.

                 "Plan" shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees or former employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees or former employees of any entity which was at such time a member of the ERISA Group.

                 "Planet" shall mean Planet Music, Inc., a corporation organized and existing under the laws of the State of North Carolina, and its permitted successors and assigns.

                 "Plans and Specifications" shall have meaning assigned to such term in Section 1.1 of each Project Loan Agreement.

                 "Principal Office" shall mean the main lending office of the Administrative Agent in Pittsburgh, Pennsylvania.

                 "Principal Office of the Swing Lender" shall mean the main lending office of the Swing Lender in New York, New York.

                 "Prior Agreement" shall have the meaning assigned to that term in the preamble to the Credit Agreement.

                 "Prior Agreement Parties" shall have the meaning assigned to that term in the preamble to the Credit Agreement.

                 "Prior Revolving Credit Loans" shall have the meaning assigned to that term in Section 2.01(b) of the Credit Agreement.

                 "Prohibited Transaction" shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

                 "Project Cost" shall mean the cost to a Lessor to construct any Improvements, Fixtures or Modifications to be used on the Property in accordance with Plans and Specifications and the Operative Agreements.

                 "Project Loan" shall have the meaning assigned to such term in
Section 1.1 to each Project Loan Agreement; the term "Project Loan" shall include Agree Project Loans.

                 "Project Loan Advance" shall have the meaning assigned to such term in Section 1.1 of each Project Loan Agreement.

                 "Project Loan Agreement" shall mean, for any given Property, a Project Loan Agreement, dated as of each Property Closing Date in the respective forms of Exhibit B-1 or Exhibit B-2 to the Participation Agreement, as applicable; the term "Project Loan Agreement" shall include Agree Project Loan Agreements unless otherwise indicated.

                 "Project Loan Agreement Default" shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Project Loan Agreement Event of Default.

                 "Project Loan Agreement Event of Default" shall mean any event or condition defined as an "Event of Default" in Section 10 of a Project Loan Agreement.

                 "Project Loan Basic Rent" shall mean an amount equal to the interest due on the Project Loans on any Specified Interest Payment Date pursuant to the Project Loan Agreement with respect to the Property that is being leased under the Lease for which the Project Loan Basic Rent is being determined.

                 "Project Loan Commitment" shall have the meaning specified in
Section 1.1 of each Project Loan Agreement.

                 "Project Loan Documents" shall have the meaning assigned to such term in Section 1.1 to each Project Loan Agreement.

                 "Project Loan Note" shall have the meaning assigned to that term in Section 2.8 of each Project Loan Agreement.

                 "Property" shall mean (i) with respect to a Twenty-Five Percent Property, a parcel of Land (including all Appurtenant Rights attached thereto) acquired by a Lessor pursuant to the provisions of the Participation Agreement, and from and after the Effective Date of the Lease Supplement (or the Property Closing Date, if Improvements exist on such date), shall include all of the Improvements then or thereafter located on such Land even though such Improvements are being leased pursuant to a Lease Supplement and for purposes of the definition of "Modified Tranche A Percentage" shall be deemed a separate Property from the Land or (ii) Land and Improvements, if, pursuant to Section 2.08 of the Participation Agreement, the Land and Improvements are leased under one Lease without a Lease Supplement.

                 "Property Acquisition Cost" shall mean the cost to Lessor to purchase a Property or, in the case of a Property subject to a Ground Lease, the initial cost to enter into such Ground Lease, on a Property Closing Date.

                 "Property Closing Certificate" shall have the meaning assigned to such term in Section 5.03(d) of the Participation Agreement.

                 "Property Closing Date" shall mean each date on which a Lessor purchases or ground leases any Property.

                 "Property Cost" shall mean with respect to a Property the aggregate amount of the Project Loan allocated to such Property pursuant to the applicable Project Loan Agreement, plus the Developer Equity for such Property.

                 "Purchase" shall mean any transaction, or any series of related transactions, consummated on or after the date of this Guarantee, by which the Company or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) all or substantially all of the securities of a corporation, which securities have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or all or substantially all (by percentage and voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company.

                 "Purchase Money Security Interest" shall mean Liens upon tangible personal Property securing loans to any Guarantor or Subsidiary of the Company or deferred payments by such Guarantor or Subsidiary for the purchase of such tangible personal Property.

                 "Purchase Option" shall have the meaning given to such term in
Section 21.1 of each Lease.

                 "Purchase Option Price" shall have the meaning given to such term in Section 21.1 of each Lease.

                 "Purchasing Lender" shall have the meaning assigned to such term in Section 12.08(a) of the Credit Agreement.

                 "Ratable Share" shall mean the proportion that a Lender's Commitment bears to the Commitments of all of the Lenders.

                 "Real Estate Administrative Agent" shall mean Bankers Trust, and its permitted successors and assigns, together with its affiliates.

                 "Reassignment of Leases" shall have the meaning assigned to such term in Section 2.05 of the Participation Agreement.

                 "Refunded Swing Loans" shall have the meaning assigned to such term in Section 3.04(a) of the Credit Agreement.

                 "Register" shall have the meaning assigned to such term in
Section 12.09(a) of the Credit Agreement.

                 "Regulated Substances" shall mean any substance, including any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, by-products, co products, impurities, dust, scrap, heavy metals, any substance defined as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic waste," "hazardous waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," "regulated substance" or any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by the Environmental Laws.

                 "Regulation U" shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

                 "Release" shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

                 "Rent" shall have the meaning assigned to such term in Section
3.4 of each Lease.

                 "Rent Commencement Date" shall have the meaning assigned to such term in Section 3.1 of each Lease.

                 "Rent Expense" shall mean all fixed rents payable by the Company and its Subsidiaries, as lessee or sublessee under a lease of Property (other than rents payable under the Leases), but shall be exclusive of any amounts required to be paid by the Company and its Subsidiaries (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, assessments, utilities, operating and labor costs, and similar charges. Fixed rents under any so-called "percentage leases" shall be computed based on the actual amount of rent paid, and not on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues. The term Rent Expense shall exclude any payments made in respect of any Capitalized Lease.

                 "Reportable Event" shall mean a reportable event described in
Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

                 "Repurchase Amount" shall mean $100,000,000 plus (b) the aggregate amount paid to the Company (whether in cash or in shares of the Company's stock), from time to time and at any time since the Effective Date, by officers, employees or directors of the Company or any of its Subsidiaries in connection with the exercise of options to purchase shares of the Company's stock, plus (c) the realized tax benefit (as calculated by the Company in a manner satisfactory to the Administrative Agent), for tax periods after the Effective Date resulting from the exercise of such options or resulting from the lapse of restrictions on (and vesting of rights in) certain shares of the Company's stock subject to the Management Stock Purchase Plan from time to time and at any time since May 1, 1995. For purposes of calculating the Repurchase Amount, to the extent shares of the Company's stock are delivered to the Company in payment of the exercise price of options, or in payment of taxes associated with the exercise of options or the vesting of restricted shares, such delivered shares are deemed to be repurchased by the Company at fair market value (as defined in the Company's stock option plan) on the date of delivery to the Company. Such delivered share repurchases will serve to reduce the available Repurchase Amount.

                 "Requesting Party" shall have the meaning specified in Section
27.1 of each Lease.

                 "Required Lenders" shall mean (i) Lenders whose Commitments aggregate at least 51% of the Commitments of all of the Lenders, or (ii) if the Commitments shall have been terminated, Lenders whose outstanding Loans aggregate at least 51% of the total principal amount of outstanding Loans hereunder.

                 "Requisition" shall mean the Requisition in the form attached as Exhibit H to Participation Agreement.

                 "Restricted Subsidiary" shall mean individually and "Restricted Subsidiaries" shall mean collectively any Subsidiary of the Company (other than Unrestricted Subsidiaries).

                 "Revolving Credit Loan Request" shall have the meaning assigned to such term in Section 2.02(a) of the Credit Agreement.

                 "Revolving Credit Loans" and "Revolving Credit Loan" shall mean collectively, all Revolving Credit Loans or separately, any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.01 of the Credit Agreement.

                 "Section 20 Subsidiary" shall mean the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

                 "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit G to the Credit Agreement.

                 "Security Documents" shall mean the collective reference to each Security Agreement, each Reassignment of Leases, each Assignment of Contracts and all other security documents hereafter delivered to the Real Estate Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower under the Credit Agreement and/or under any of the other Credit Documents or to secure any guarantee of any such obligations and liabilities.

                 "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

                 "Shared Rights" shall mean the rights retained by a Lessor, but not to the exclusion of the Owner Trustee, pursuant to Section 9.3(a)(ii) of each Project Loan Agreement.

                 "Significant Casualty" shall mean a Casualty that in the reasonable, good faith judgment of the Lessee either (a) renders the Property unsuitable for continued use as commercial or retail property of the type of such Property immediately prior to such Condemnation or (b) is so substantial in nature that restoration of such Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

                 "Significant Condemnation" shall mean a Condemnation that in the reasonable, good faith judgment of the Lessee either (a) renders the Property unsuitable for continued use as commercial or retail property of the type of such Property immediately prior to such Condemnation or (b) is such that restoration of such Property to substantially its condition as existed immediately prior to such Condemnation would be impracticable or impossible.

                 "Significant Event" shall mean (i) a Total Condemnation of a Property, (ii) an Environmental Violation with respect to a Property which in the reasonable, good faith judgment of the Developer or the Lessee, as the case may be, (as evidenced by an Officer's Certificate delivered within ten (60) days of such event) will cost in excess of 25% of the Termination Value of such Property to remediate, or (iii) a Condemnation, Casualty or Force Majeure Event with respect to a Property which in the reasonable, good faith judgment of the Lessee (as evidenced by an Officer's Certificate delivered within ten (60) days of such event) is so substantial in nature that achieving Completion of the Improvements on such Property on or prior to the Outside Completion Date would be impracticable or impossible.

                 "Solvent" shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                 "Subordinated Debt" shall mean the Indebtedness of the Company which (x) is subordinated in the right of payment to the monetary obligations of the Company under the Guarantee, (y) provides for an average life (determined on a weighted average basis) of no less than the then remaining term of the Credit Agreement plus 180 days and (z) contains provisions relating to maturity, amortization, covenants, defaults and collateral satisfactory to the Required Lenders, as the same may be modified, amended or supplemented from time to time subject to Section 12.18 of the Guarantee.

                 "Subsidiary" of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, or any limited liability company of which 50% or more of the membership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (ii) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

                 "Subsidiary Shares" shall have the meaning assigned to such term in Section 7.03(c) of the Participation Agreement.

                 "Supplemental Rent" shall mean all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay to a Lessor or any other Person under a Lease or under any of the other Operative Agreements including, without limitation, payments of Purchase Option Price, Termination Value and the Maximum Residual Guarantee Amount.

                 "Swing Facility" shall mean a discretionary line of credit, available in Dollars, offered to the Borrower by the Swing Lender in an aggregate principal amount not to exceed $15,000,000.

                 "Swing Lender" shall mean Bankers Trust, in its capacity as Lender of Swing Loans, and its permitted successors and assigns.

                 "Swing Loans" and "Swing Loan" shall mean collectively, all Swing Loans or separately any Swing Loan made by the Swing Lender to the Borrower pursuant to Section 3.01 of the Credit Agreement.

                 "Swing Loan Participation Certificate" shall mean a certificate, substantially in the form of Exhibit D to the Credit Agreement.

                 "Swing Margin" shall mean the Federal Funds Effective Rate plus 0.30% plus the applicable Euro-Rate Margin plus the applicable Facility Fee Rate.

                 "Swing Note" shall have the meaning assigned to such term in
Section 3.03 of the Credit Agreement.

                 "Swing Loan Request" shall mean a request for Swing Loans made in accordance with Section 3.02 of the Credit Agreement.

                 "Syndication Agent" shall mean The First National Bank of Chicago (or its Affiliate, First Chicago Capital Markets, Inc.), and its permitted successors and assigns.

                 "Tax Indemnitee" shall mean a Lessor, the Investor, the Owner Trustee, the Trust Company, each Agent and each Lender and their respective successors, assigns, participants directors, shareholders, partners, officers, employees, agents and Affiliates.

                 "Taxes" shall have the meaning specified in the definition of Impositions.

                 "Tenant's Current Plans and Specifications" shall have the meaning specified in Section 16.1(e) of each Lease.

                 "Termination Date" shall have the meaning specified in Section
17.2 of each Lease.

                 "Termination Notice" shall have the meaning specified in
Section 17.1 of each Lease.

                 "Termination Value" with respect to a Property shall mean an amount equal to the sum of (i) the aggregate outstanding principal amount of the applicable Project Loan Note, plus (ii) the Developer Equity, in each case as of the applicable Payment Date.

                 "Title Company" shall have the meaning assigned to such term in Section 1.1 of each Project Loan Agreement.

                 "Total Condemnation" shall mean a Condemnation that involves a taking of a Lessor's entire title to the Property.

                 "Total Facility Usage" shall mean at any time the sum of Revolving Credit Loans outstanding and the Swing Loans outstanding.

                 "Total Property Costs" shall mean the sum of Project Cost and Property Acquisition Cost.

                 "Tranche A Loan" shall mean collectively, the Revolving Credit Loans and the Swing Loans that are deemed to be "Tranche A Loans" pursuant to Sections 2.02(b) and 3.02(b) of the Credit Agreement, respectively.

                 "Tranche A Maximum Amount" shall mean $233,750,000, as such amount may be increased pursuant to the Credit Agreement.

                 "Tranche A Note" shall have the meaning assigned to such term in Section 2.04 of the Credit Agreement.

                 "Tranche A Percentage" shall mean 93.5%.

                 "Tranche B Loan" shall mean collectively, the Revolving Credit Loans and the Swing Loans that are deemed to be "Tranche B Loans" pursuant to Sections 2.02(b) of the Credit Agreement and 3.02(b) of the Credit Agreement, respectively.

                 "Tranche B Maximum Amount" shall mean $16,250,000, as such amount may be increased pursuant to the Credit Agreement.

                 "Tranche B Note" shall have the meaning assigned to such term in Section 2.04 of the Credit Agreement.

                 "Tranche B Percentage" shall mean 6.5%.

                 "Transaction Expenses" shall mean all costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Agreements and the transactions contemplated by the Operative Agreements including:

                 (a) the reasonable fees, out-of-pocket expenses and disbursements of counsel in negotiating the terms of the Operative Agreements and the other transaction documents, preparing for the closings under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Agreements;

                 (b) any other reasonable fee, out-of-pocket expenses, disbursement or cost of any party to the Operative Agreements or any of the other transaction documents;

                 (c) any and all Taxes and fees incurred in recording or filing any Operative Agreement or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Agreements.

                 "Trust Agreement" shall mean the Trust Agreement, dated as of November 22, 1995, between the Investor and the Trust Company, as such agreement may be amended from time to time.

                 "Trust Company" shall mean Wilmington Trust Company, a Delaware Corporation, in its individual capacity.

                 "Trust Estate" shall have the meaning specified in the Trust Agreement.

                 "Twenty-Five Percent Property" shall have the meaning assigned to such term in Section 2.08 of the Participation Agreement.

                 "UCC Financing Statements" shall mean collectively the Lender Financing Statements and the Lessor Financing Statements.

                 "Uniform Commercial Code" and "UCC" shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

                 "Unrestricted Subsidiary" shall mean individually and "Unrestricted Subsidiaries" shall mean collectively any Subsidiary of the Company (i) of which 80% or more of the outstanding shares of capital stock, partnership interests or membership interests are owned by the Company (whether directly or through one or more Subsidiaries of the Company) and (ii) that has executed and delivered the Guarantee or a letter agreement in form and substance satisfactory to the Administrative Agent under which such Subsidiary agrees to be bound by the provisions of the Guarantee, together with such legal opinions and other documents and instruments as the Administrative Agent may request.

                 "WPI" shall mean Waldenbooks Properties, Inc., a corporation organized and existing under the laws of the State of Delaware, and its permitted successors and assigns.

                 "Walden" shall mean Walden Book Company, Inc., a corporation organized and existing under the laws of the State of Colorado, and its permitted successors and assigns.

                 "Weighted Average Maximum Residual Guarantee Percentage" shall mean, as of each Determination Date, a fraction, expressed as a percentage, equal to the sum of the aggregate of the Maximum Residual Guarantee Amounts with respect to each of the Leased Properties as of such Determination Date divided by the aggregate of the Property Costs of each of the Leased Properties as of the relevant Test Date. For purposes of this definition, (a) "Test Date" means any proposed date of occurrence of any of the events ("Test Events") described in Sections 5.03 or 16.03 of the Participation Agreement, (b) "Determination Date" means (i) the last day of each month occurring after the relevant Test Date and prior to the Maturity Date and (ii) the Maturity Date, and (c) "Leased Properties" means all Properties subject to a Lease as of the relevant Test Date after giving effect to the relevant Test Event.

                 "Wholly-owned Subsidiary" shall mean individually and "Wholly-owned Subsidiary" shall mean collectively any Subsidiary of the Company of which all of the outstanding shares of capital stock or other equity interests are owned by the Company (whether directly or through one or more Wholly-owned Subsidiaries of the Company).